UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2009

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061-9149
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Senior Secured Notes

On August 14, 2009, Clean Harbors, Inc. (the “Company”), issued $300 million aggregate principal amount of 7 5/8% Senior Secured Notes due 2016 (the “notes”). The notes were sold to investors at 97.369% of their principal amount, resulting in a yield to maturity for the investors of 8.125% per annum. The notes were issued pursuant to an indenture dated as of August 14, 2009 (the “indenture”), among the Company, as issuer, substantially all of the Company’s domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and notes collateral agent. The description of the indenture contained in this report is qualified in its entirety by reference to the complete text of the indenture, a copy of which is filed as Exhibit 4.35 to this report and incorporated herein by reference.

The notes mature on August 15, 2016, and bear interest at a rate of 7.625% per annum. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months and is payable semi-annually on August 15 and February 15 of each year, beginning on February 15, 2010.

The Company may redeem some or all of the notes at any time on or after August 15, 2012 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2012	103.813%
2013	101.906%
2014 and thereafter	100.000%

At any time and from time to time prior to August 15, 2012, but not more than once in any twelve-month period, the Company may also redeem up to 10% of the original aggregate principal amount of the notes at a redemption price of 103% of the principal amount, plus any accrued and unpaid interest. Prior to August 15, 2012, the Company may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 107.625% of the principal amount, plus any accrued and unpaid interest, using proceeds from certain equity offerings, and may also redeem some or all of the notes at a redemption price of 100% of the principal amount plus a make-whole premium and any accrued and unpaid interest. Holders may require the Company to repurchase the notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest, upon a change of control of the Company.

The notes are guaranteed by substantially all the Company’s current and future domestic restricted subsidiaries. The notes are the Company’s and the guarantors’ senior secured obligations ranking, subject to the lien priorities summarized below, equally with all of the Company’s and the guarantors’ existing and future senior obligations (including obligations under the Company’s credit agreement) and senior to any future indebtedness that is expressly subordinated to the notes and the guarantees. The notes and the guarantees are secured by a first lien on substantially all of the assets of the Company and its domestic restricted subsidiaries (the “Notes Collateral”), except for accounts receivable, related general intangibles and instruments and proceeds related thereto (the “ABL Collateral”) and certain other excluded collateral as provided in the indenture and subject to certain exceptions and permitted liens. The notes and the guarantees are also secured by a second lien on the ABL Collateral that, along with a second lien on the Notes Collateral, secure the Company’s obligations under its “ABL Facility” under its credit agreeement. The notes are not guaranteed by, or secured by the assets of, the Company’s foreign subsidiaries, including Eveready Inc., a Canadian corporation (“Eveready”), which the Company acquired on July 31, 2009.

If the Company or its domestic subsidiaries sell assets under specified circumstances, the Company must offer to repurchase the notes from certain of the net proceeds of such sale at a purchase price equal to 100% of the principal amount, plus any accrued and unpaid interest, to the applicable repurchase date.

The indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

•                  incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit) or issue preferred stock;

•                  pay dividends or make other distributions to the Company’s shareholders;

•                  purchase or redeem capital stock or subordinated indebtedness;

•                  make investments;

•                  create liens;

•                  incur restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company;

•                  sell assets, including capital stock of the Company’s subsidiaries;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all the Company’s or the restricted subsidiaries’ assets; and

•                  enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions.

The indenture provides for customary events of default, including, but not limited to, cross defaults to other specified debt of the Company and its subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all of the outstanding notes will become due and payable immediately without further action or notice. If any other event of default under the indenture occurs and is continuing, the trustee or holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

The notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the issuance of the notes, the Company and the guarantors entered into a registration rights agreement dated August 14, 2009, with the initial purchasers of the notes. The description of the registration rights agreement contained in this report is qualified in its entirety by reference to the complete text of the registration rights agreement, a copy of which is filed as Exhibit 4.36 to this report and incorporated herein by reference. Under the terms of the registration rights agreement, the Company and the guarantors are required to file with the Securities and Exchange Commission (the “SEC”) an exchange offer registration statement and use reasonable best efforts to cause the exchange offer to be consummated within 180 days following the issuance of the notes, thereby enabling holders to exchange the notes for registered notes with terms substantially identical to the terms of the notes. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement would require that the Company and the guarantors file a shelf registration statement and use reasonable best efforts to have such registration statement declared effective within 90 days following the event giving rise to the requirement to file the shelf registration statement for the resale of the notes. If the Company and the guarantors default on their registration obligations under the registration rights agreement, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the notes until all such registration defaults are cured.

On August 14, 2009, the Company used approximately $175.0 million of the net proceeds from the issuance of the notes to repay all amounts outstanding under Eveready’s existing credit agreement (the “Eveready Credit Agreement”) and certain capital leases to which Eveready and its subsidiaries were party at the time the Company acquired, on July 31, 2009, all of the outstanding shares of Eveready, and to pay certain fees, expenses and other costs relating to the repayment of such outstanding Eveready debt.  The Eveready Credit Agreement was terminated in connection with the repayment of all amounts outstanding thereunder.

Certain of the initial purchasers of the notes and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and its subsidiaries, for which they have received or will receive customary fees and expenses. In particular, affiliates of Banc of America Securities LLC have been and are now lenders and have acted and now act as administrative agent and collateral agent under the Company’s revolving credit facilities, and Credit Suisse Securities (USA) LLC and its affiliates have acted as arrangers and agents under the Company’s recently refinanced term loan facility and synthetic letter of credit facility.

Collateral and Security Documents

On August 14, 2009, the Company and substantially all of its domestic subsidiaries entered into several collateral and security documents, including (i) an amendment dated August 14, 2009 to the credit agreement and security agreement which the Company, as borrower and grantor, and such domestic subsidiaries, as grantors, had entered into on July 31, 2009, with Bank of America, N.A., as administrative agent and ABL Collateral agent for the benefit of the secured parties under the ABL Facility, (ii) a security agreement dated August 14, 2009 among the Company and such subsidiaries, as grantors, and U.S. Bank National Association, as notes collateral agent, and (iii) an intercreditor agreement dated August 14, 2009 among the Company, such domestic subsidiaries, the notes collateral agent and the ABL Collateral agent. Such intercreditor agreement will govern the future conduct of the Company, its domestic subsidiaries, the ABL Collateral agent and the notes collateral agent under certain circumstances including, in particular, in the event of a default under the notes or the ABL Facility.  Copies of such documents are filed as Exhibits 4.33A, 4.33B, 4.37 and 4.38, respectively, to this report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 14, 2009, the Company issued a press release describing the issuance of the notes and the repayment of debt under the Eveready Credit Agreement, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.33A

Security Agreement, dated as of July 31, 2009, Clean Harbors, Inc., as the Borrower and a Grantor, the subsidiaries of Clean Harbors, Inc. named therein, as other Grantors, and Bank of America, N.A., as Administrative Agent.

4.33B

Amendment No. 1 dated as of August 14, 2009 to Second Amended and Restated Credit Agreement and Amendment to Security Agreement by and among (i) with respect to amendments to the Credit Agreement, Clean Harbors, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto, and (ii) with respect to amendments to the Security Agreement, Clean Harbors, Inc., as the Borrower and a Grantor, the subsidiaries of Clean Harbors, Inc. named therein as other Grantors, and Bank of America, N.A., as Administrative Agent.

4.35

Indenture dated as of August 14, 2009, among Clean Harbors, Inc., as Issuer, the Guarantors listed on the signature pages thereto, and U.S. Bank National Association, as Trustee and Notes Collateral Agent.

4.36

Registration Rights Agreement dated as of August 14, 2009, among Clean Harbors, Inc., the Guarantors listed on the signature pages thereto and the Initial Purchasers of Clean Harbors, Inc. 7 5/8% Senior Secured Notes due 2016.

4.37

Security Agreement dated as of August 14, 2009, among Clean Harbors, Inc. and each of the subsidiaries of Clean Harbors, Inc. listed therein, as Grantors, and U.S. Bank National Association, as Notes Collateral Agent.

4.38

Intercreditor Agreement dated as of August 14, 2009, among Clean Harbors, Inc., the subsidiaries of Clean Harbors, Inc. listed therein, Bank of America, N.A., as the Initial ABL Agent, and U.S. Bank National Association, as Trustee and Collateral Agent under the Senior Secured Notes Indenture.

99.1	Press Release dated August 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

August 20, 2009	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer